EXHIBIT 99.1

PRESS RELEASE DATED OCTOBER 1, 2007

♦NEWS♦

FOR IMMEDIATE RELEASE:  October 1, 2007

PetroHunter Energy Corporation Announces Sale of Heavy Oil Resource in Montana and Utah to Pearl Exploration and Production Ltd.

PetroHunter will focus on its Piceance Basin assets and 7,000,000-acre Australia prospect

Denver, Colorado – October 1, 2007 - PetroHunter Energy Corporation (“PetroHunter”) (OTC BB: PHUN) and Pearl Exploration and Production Ltd. ("Pearl") (TSX Venture: PXX and First North: PXXS) and are pleased to announce that the two companies have entered into an agreement pursuant to which Pearl will acquire PetroHunter’s heavy oil assets located in Montana and Utah.  The assets being acquired include a 100% working interest in several large resource heavy oil development projects referred to as Fiddler Creek, Promised Land, West Rozel and Gunnison Wedge.

The purchase price will be a maximum of US $30 million, payable as follows: (a) US $7.5 million in cash at closing; (b) the issuance of the number of common shares of Pearl equivalent to US $10 million, based on the volume weighted average closing price of such common shares for the twenty trading days immediately preceding the closing or such other higher price as is dictated by the regulations of the TSX Venture Exchange; and (c) US $12.5 million in cash at such time as either:  (i) production from the assets reaches 5,000 bopd; or (ii) proven reserves from the assets is greater than 50 million barrels of oil as certified by a third party reserve auditor acceptable to Pearl.  The transaction is subject to all requisite regulatory approvals, technical, financial and legal due diligence and approval by Pearl’s Board of Directors. As part of the due diligence process, Pearl has also contracted its own third party reserves study.  Upon satisfaction of all closing conditions, the transaction is expected to be completed by the end of October, 2007.

Charles Crowell, CEO of PetroHunter, stated, “This divestment is an important step in our efforts to monetize non-core properties and focus capital and personnel on further developing the company’s core assets in the Piceance Basin of Colorado and our potentially major project in Australia where we hold over seven million net mineral acres.”

Keith Hill, President and CEO of Pearl, commented, “This acquisition is consistent with our strategy of gaining exposure to underdeveloped heavy oil assets with significant upside resource potential.  The PetroHunter assets have the potential for high impact on our production and reserves and we look forward to commencing an aggressive drilling program on these outstanding projects.  We are rapidly building one of the top heavy oil portfolios in the industry with production of over 10,500 boepd.”

PetroHunter Energy Corporation, through the operations of its wholly-owned subsidiaries, PetroHunter Heavy Oil Ltd., PetroHunter Operating Company, and Sweetpea Corporation Pty Ltd, is a global oil and gas exploration and production company with primary assets consisting of various oil and gas leases and related interests in oil and natural gas properties, including approximately 270,000 net mineral acres in Colorado, Utah and Montana, and over 7,000,000 net mineral acres in Australia. PetroHunter Energy Corporation shares trade in the United States on the Over-the-Counter Bulletin Board (OTC BB: PHUN). Additional information is available at the company’s website at www.petrohunter.com.

Pearl Exploration and Production Ltd. is a public company focused on delivering disciplined growth by establishing a North American portfolio of heavy oil projects with an emphasis on large resource opportunities.  Additional information on Pearl is available on the Company’s website at www.pearleandp.com.

PetroHunter Contacts:

Charles Crowell – Chief Executive Officer
Tel.:               (303) 396-4619
E-mail:          ccrowell@petrohunter.com

David Brody – Vice President and General Counsel
Tel.:               (303) 951-2134
E-mail:          dbrody@petrohunter.com

CTA Integrated Communications
Bevo Beaven
Tel.:               (303) 665-4200
E-mail:           bevo@ctapr.com

Pearl Contacts:

Keith Hill - President and Chief Executive Officer Tel.: (604) 689-7842 Fax: (604) 689-4250 E-mail: khill@namdo.com
Sophia Shane – Corporate Development Tel: (604) 806-3575 E-mail: sophias@namdo.com

All references in this release to boe's are based on a 6 to 1 conversion ratio. Boe's may be misleading, particularly if used in isolation. A boe conversion of 6 Mcf:1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

Pearl’s Certified Advisor on First North is E. Öhman J:or Fondkommission AB.

Forward-looking statements:  This document contains statements about expected or anticipated future events and financial results that are forward-looking in nature and as a result, are subject to certain risks and uncertainties, such as general economic, market and business conditions, the regulatory process and actions, technical issues, new legislation, competitive and general economic factors and conditions, the uncertainties resulting from potential delays or changes in plans, the occurrence of unexpected events, and the Company’s capability to execute and implement its future plans.  Actual results may differ materially from those projected by management.  For such statements, we claim the safe harbour for forward-looking statements within the meaning of the Private Securities Legislation Reform Act of 1995.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

###